ABC ACQUISITION CORP 1502
(A Development Stage Company)

INDEX TO FINANCIAL STATEMENTS

ABC ACQUISITION CORP 1502
(A Development Stage Company)

FINANCIAL STATEMENTS

For the period from April 12, 2010 (Date of Inception) to June 30, 2010

Page
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1
FINANCIAL STATEMENTS
Balance Sheet as of June 30, 2010	2
Statement of Operations for the period from April 12, 2010 (Date of
Inception) to June 30, 2010	3
Statement of Changes in Stockholders’ Equity for the period from
April 12, 2010 (Date of Inception) to June 30, 2010	4
Statement of Cash Flows for the period from April 12, 2010 (Date of
Inception) to June 30, 2010	5
NOTES TO FINANCIAL STATEMENTS	6 - 8

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
ABC Acquisition Corp 1502

We have audited the accompanying balance sheet of ABC Acquisition Corp 1502, Inc. as of June 30, 2010, and the related statements of operations, changes in stockholder’s deficit, and cash flows for the period from date of inception (April 12, 2010) through June 30, 2010. ABC Acquisition Corp 1502’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting.

Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ABC Acquisition Corp 1502 as of June 30, 2010, and the results of its operations and its cash flows for period from date of (April 12, 2010) through June 30, 2010 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company’s significant operating losses raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ DNTW Chartered Accountants, LLP

DNTW Chartered Accountants, LLP
Markham, Ontario, Canada
August 19, 2010

ABC ACQUISITION CORP 1502
(A Development Stage Company)
BALANCE SHEET
June 30, 2010

ASSETS

Current Assets:
Cash	$3,600
Total Current Assets	3,600

TOTAL ASSETS	$3,600

LIABILITIES AND STOCKHOLDER'S EQUITY

Current Liabilities:
Accounts payable	$2,155
Total Current Liabilities	2,155

Other Current Liabilities:
Due to shareholder/officer	550
Total Other Current Liabilities	550

Total Liabilities	2,705

Stockholder's Equity:
Preferred Stock par value $0.0001; 100,000,000 shares authorized;
authorized; none issued and outstanding	-
Common Stock par value $0.0001; 400,000,000 shares authorized;	3,500
35,000,000 issued and outstanding on June 30, 2010
Deficit accumulated during the development stage	(2,605)
Total Stockholders' Equity	895

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$3,600

The accompanying notes are an integral part of these financial statements.

2

ABC ACQUISITION CORP 1502
(A Development Stage Company)
STATEMENT OF OPERATIONS
FROM APRIL 12, 2010 (INCEPTION) TO JUNE 30, 2010

Operating Expenses:
General and administrative	$2,605
Total Operating Expenses	2,605

Loss Before Income Taxes	(2,605)
Income Tax Provision	-

Net Loss	$(2,605)

Earnings (Loss) Per Share:
Basic and Diluted	$-

Weighted Average Shares Outstanding:
Basic and Diluted	35,000,000

The accompanying notes are an integral part of these financial statements.

3

		ABC ACQUISITION CORP 1502
		(A Development Stage Company)
	STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
	FROM APRIL 12, 2010 (INCEPTION) TO JUNE 30, 2010

				Deficit
				Accumulated
				During the
		Common Stock		Development
		Shares	Value	Stage	Total

	Balance, April 12, 2010	-	$-	$-	$-

	Issuance of Stock at $0.0001, April 15, 2010	35,000,000	3,500	-	3,500

4	Net Loss	-	-	(2,605)	(2,605)

	Balance, June 30, 2010	35,000,000	$3,500	$(2,605)	$895

The accompanying notes are an integral part of these financial statements.

ABC ACQUISITION CORP 1502
(A Development Stage Company)
CONDENSED STATEMENT OF CASH FLOWS
FROM APRIL 12, 2010 (INCEPTION) TO JUNE 30, 2010

CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	$(2,605)
Adjustments to reconcile net loss to net cash
used in operating activities:
Accounts payable	2,155
Net Cash Used In Operating Activities	(450)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from shareholder/officer	100
Proceeds from sale of common stock	3,500
Net Cash Provided by Financing Activities	3,600

NET INCREASE IN CASH AND CASH EQUIVALENTS	3,150

CASH AND CASH EQUIVALENTS:
Beginning of the Period	-

End of the Period	$3,150

The accompanying notes are an integral part of these financial statements.

5

ABC ACQUISITION CORP 1502
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

NOTE 1 - NATURE OF BUSINESS

ABC Acquisition Corp 1502 (the “Company”) was incorporated on April 12, 2010 in the state of Nevada. The Company intends to serve as a vehicle to effect an asset acquisition, merger, exchange of capital stock or other business combination with a domestic or foreign business.

At June 30, 2010, the Company has not yet commenced any operations. All activity from April 12, 2010 (Date of Inception) through June 30, 2010 relates to the Company’s formation and the pending registration statement described below.

Going Concern

As reflected in the accompanying financial statements, the Company is in the development stage with limited operations. The Company ha a net loss of $2,605 from inception and has a working capital and stockholder’s deficiency of $2,605 at June 20, 2010. This raises substantial doubt about its ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company’s ability to obtain funding from its principal stockholder and implement its business plan. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies is presented to assist in understanding the Company’s financial statements. These accounting policies conform to accounting principles, generally accepted in the United States of America, and have been consistently applied in the preparation of the financial statements.

Development Stage Company

The Company is a development stage company as defined by ASC 915-10-05, “Development Stage Entity”. The Company is still devoting substantially all of its efforts on establishing the business and its planned principal operations have not commenced. All losses accumulated, since inception, have been considered as part of the Company’s development stage activities.

Use of Estimates

The preparation of financial statements, in conformity with generally accepted accounting principles in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, disclosures of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Fiscal Year End

The Company has a fiscal year ending on December 31.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less at the time of purchase to be cash equivalents.

Fair Value of Financial Instruments

The carrying amounts reported in the balance sheet for cash, accounts payable and accrued expenses approximate fair value based on the short-term maturity of these instruments.

ABC ACQUISITION CORP 1502
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

Income Taxes

The Company uses the asset and liability method of accounting for income taxes in accordance with ASC 740-10, “Accounting for Income Taxes.” Under this method, income tax expense is recognized for the amount of: (i) taxes payable or refundable for the current year; and, (ii) deferred tax consequences of temporary differences resulting from matters that have been recognized in an entity’s financial statements or tax returns. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is provided to reduce the deferred tax assets reported if, based on the weight of available positive and negative evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

ASC 740-10 prescribes a recognition threshold and measurement attribute for the financial statement recognition of a tax position taken or expected to be taken on a tax return. Under ASC 740-10, a tax benefit from an uncertain tax position taken or expected to be taken may be recognized only if it is “more likely than not” that the position is sustainable upon examination, based on its technical merits. The tax benefit of a qualifying position under ASC 740-10 would equal the largest amount of tax benefit that is greater than 50% likely of being realized upon ultimate settlement with a taxing authority having full knowledge of all the relevant information. A liability (including interest and penalties, if applicable) is established to the extent a current benefit has been recognized on a tax return for matters that are considered contingent upon the outcome of an uncertain tax position. Related interest and penalties, if any, are included as components of income tax expense and income taxes payable.

Earnings (Loss) per Share

Basic earnings (loss) per share is computed by dividing net income, or loss, by the weighted average number of shares of common stock outstanding for the period. Diluted earnings (loss) per share is computed by dividing net income, or loss, by the weighted average number of shares of both common and preferred stock outstanding for the period.

New Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material affect on the accompanying financial statements.

NOTE 3 - STOCKHOLDER’S EQUITY

On April 15, 2010, the Company issued 35,000,000 shares of common stock at par value of $0.0001 to the founder of the corporation, for a total consideration of $3,500.

ABC ACQUISITION CORP 1502
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

NOTE 4 INCOME TAX

At June 30, 2010, deferred tax assets consist of:		0
Net operating loss carry forward	$
Start-up costs capitalized for tax purposes		2,605
Gross deferred tax assets		2,605
Valuation allowance		(2,605)
Net deferred tax assets		$-

Realization of deferred tax assets is dependent upon sufficient future taxable income during the period that deductible temporary differences and net operating loss carry forwards are expected to be available to reduce taxable income. As the achievement of required future taxable income is uncertain, the Company recorded a full valuation allowance. The Company’s valuation allowance increased by $1,379 during 2010.

As of June 31, 2010, the Company has a net operating loss carry forward of approximately $391 which expires in 2029.

The difference between the statutory tax rate of 15% and the effective tax rate of 0% is due to the valuation allowance for deferred income tax assets.